Exhibit 99.1

For information contact Mary Beth Higgins Herbst Gaming (702) 740-4576

HERBST GAMING REPORTS SECOND QUARTER EARNINGS

(LAS VEGAS) August 2, 2005 – Herbst Gaming, Inc. and Subsidiaries (“HGI” or “Company”) today announced the results of their operations for the second quarter and six-month period ended June 30, 2005.

The Company reported net revenues of $136.6 million for the three months ended June 30, 2005, an increase of 46%, or $43.2 million, compared with $93.4 million in the prior year’s quarter. The Company recorded net income of $14.2 million for the three months ended June 30, 2005, compared with net loss of $29.8 million in the prior year’s quarter. This loss was a direct result of the debt refinancing in June 2004 that resulted in approximately $38 million in costs from early retirement of debt.  Earnings before interest, taxes, depreciation, amortization and early retirement of debt costs (“EBITDA”) were $32.0 million for the quarter ended June 30, 2005, an increase of 59%, or $11.9 million, compared with EBITDA of $20.1 million for the same quarter in 2004.

The Company reported net revenues of $262.2 million for the six months ended June 30, 2005, an increase of 43%, or $79.2 million, compared with $183.0 million in the prior year period.  Net income was $30.4 million for the six months ended June 30, 2005, compared with net loss of $24.3 million in the prior year period. This loss was a direct result of the debt refinancing in June 2004 that resulted in approximately $38 million in costs from early retirement of debt.  EBITDA was $63.8 million for the six months ended June 30, 2005, an increase of 68%, or $25.8 million, compared with EBITDA of $38.0 million for the same period in 2004.

The results for the three and six-month periods ended June 30, 2005 included the performance of the casino assets acquired from Grace Entertainment, Inc. (“Grace”) as of February 1, 2005, the date the acquisition of such casino assets was completed. These assets consisted of the St. Jo Frontier Casino, in St. Joseph, Missouri, the Mark Twain Casino in La Grange, Missouri, and the Lakeside Casino Resort in Osceola, Iowa.

See footnote (2) to “Selected Financial Information” below for a detailed definition of EBITDA and a discussion of the reasons the Company uses EBITDA as a performance measure.  Included in the Selected Financial Information is a reconciliation of consolidated EBITDA, a non-GAAP measure, to net income.

Conference Call Information

The Company will host a conference call to discuss its second quarter 2005 financial results on Wednesday, August 3, 2005 beginning at 1 p.m. Eastern/10 a.m. Pacific Time.  Interested participants may access the call by dialing into our conference operator at (866) 700-7173, PIN No. 29022666. International participants dial (617) 213-8838.

A replay of the call will be available beginning one hour after the completion of the call and until Wednesday, August 10, 2005 at 5 p.m. Pacific Time.  To access the replay, call (888) 286-8010, PIN No.

35316387. International participants dial (617) 801-6888.   A copy of the second quarter earnings call will be available on the Company’s web site, www.herbstgaming.com, in the “Investors Relations” section, which will be accessible on the Company’s web site for a period of at least 12 months.

HERBST GAMING
SELECTED FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended June 30,		Six months Ended June 30,
	2004	2005	2004	2005

Income Statement Data
Revenues
Route Operations	$72,792	$85,088	$141,743	$166,607
Casino Operations
Nevada	22,623	23,915	45,449	48,622
Other states	—	31,877	—	54,325
Other	1,003	1,390	1,826	2,727
Total revenues	96,418	142,270	189,018	272,281
Promotional allowances – route	(118)	(45)	(234)	(83)
Promotional allowances – casino
Nevada	(2,924)	(3,038)	(5,765)	(6,145)
Other states	—	(2,565)	—	(3,875)
	(3,042)	(5,648)	(5,999)	(10,103)
Net revenues	93,376	136,622	183,019	262,178
Cost and expenses
Route operations	55,698	63,909	110,224	125,536
Casino operations
Nevada	13,904	14,905	27,715	29,463
Other states	—	22,441	—	36,625
Depreciation and amortization	6,646	8,856	13,280	16,636
General and administrative	3,692	3,522	7,137	7,150
Total costs and expenses	79,940	113,633	158,356	215,410
Income from operations	13,436	22,989	24,663	46,768
Interest income	48	146	99	420
Interest expense	(5,324)	(8,899)	(11,116)	(16,805)
Loss on early retirement of debt	(37,991)	—	(37,991)	—

Net income (loss)	$(29,831)	$14,236	$(24,345)	$30,383

	December 31,	June 30,
	2004	2005

Balance Sheet Data
Cash and cash equivalents	$138,172	$69,273
Total assets	318,431	530,150
Total debt (1)	333,412	514,152
Stockholders’ deficiency	$(30,764)	$(8,156)

	Six-months ended June 30,
	2004	2005
Other data:
Ratio of earnings to fixed charges (2)	2.2X	2.4X
Net cash provided by operating activities	$20,037	$46,759
Net cash used in investing activities	(6,287)	(286,556)
Net cash provided by financing activities	(15,546)	170,898
Capital expenditures	5,578	21,588

	Three months ended June 30,		Six-months ended June 30,
	2004	2005	2004	2005
Route EBITDA (3)	$16,976	$21,134	$31,285	$40,988
Casino EBITDA (3)
Nevada (3)	5,795	5,972	11,969	13,014
Other states (3)	—	6,871	—	13,825
	22,771	33,977	43,254	67,827
Other and Corporate EBITDA (3)	(2,641)	(1,986)	(5,212)	(4,003)
Consolidated EBITDA (3)	$20,130	$31,991	$38,042	$63,824

(1)	Total debt consists of the current and long-term portions of long-term debt for all periods presented.

(2)

For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before fixed charges, loss on early retirement of debt and extraordinary items (other than capitalized interest). Fixed charges consist of interest expensed and capitalized.

(3)

Consolidated EBITDA consists of net income plus depreciation and amortization , interest expense, net of capitalized interest and costs associated with the early retirement of debt. Segment EBITDA for route and both Nevada casinos and casinos in other states are calculated before allocation of overhead. Other and Corporate EBITDA consists of other non-gaming revenues, general and administrative expenses and interest income. EBITDA is presented because it is used as a performance measure to analyze the performance of our business segments and because it is frequently used by securities analysts, investors and others in the evaluation of companies in our industry. However, other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity, as an alternative to net income or as an indicator of operating performance or any other measure of performance derived in accordance with generally accepted accounting principles.

The following table is a reconciliation of net income (loss) to EBITDA.

	Three months ended June 30,		Six months ended June 30,
	2004	2005	2004	2005

Net Income (loss)	$(29,831)	$14,236	$(24,345)	$30,383
Loss on early retirement of debt	37,991	—	37,991	—
Interest expense	5,324	8,899	11,116	16,805
Depreciation and amortization	6,646	8,856	13,280	16,636
Consolidated EBITDA	$20,130	$31,991	$38,042	$63,824